Exhibit 99.1

SAM SON OIL & GAS LIMITED

ABN 25 009 069 005

INTERIM FINANCIAL REPORT

31 December 2016

SAMSON OIL & GAS LIMITED

Table of Contents

Corporate Information	1
Directors’ Report	2
Consolidated Statement of Profit or Loss and other Comprehensive Income	5
Consolidated Balance Sheet	6
Consolidated Cash Flow Statement	7
Consolidated Statement of Changes in Equity	8
Notes to the Half-Year Financial Statements	9
Directors’ Declaration	18
Auditor’s Independence Declaration	19
Independent Auditor’s Review Report	20

SAMSON OIL & GAS LIMITED

Corporate Information

Directors	Bankers
P. Hill (Chairman)	National Australia Bank
T. Barr (Managing Director)	Perth, WA, 6000
G. Channon*
D. Rakich*
Mutual of Omaha Bank
Houston, TX 77027
Secretary
D. Rakich*

Registered Office & Business Address	Solicitors
Level 16, AMP Building	Squire Sanders
140 St Georges Terrace	152-158 St Georges Terrace
Perth, WA, 6000	Perth, WA, 6000
Telephone: +61 8 9220 9830
Facsimile: +61 8 9220 9820

OPERATIONS OFFICE – DENVER	Auditors
1331 17th Street, Suite 710	RSM Australia Partners
Denver, CO, 80202	8 St Georges Terrace
Telephone: +1 303 295 0344	Perth, WA, 6000
Facsimile: +1 303 295 1961

SHARE REGISTRY	Stock Exchange
Security Transfer Registrars Pty Ltd	Australian Securities Exchange Limited
770 Canning Highway	Code: SSN
Applecross, WA, 6153
Telephone: +61 8 9315 2333	NYSE Mkt US
Facsimile: +61 8 9315 2233	Code: SSN

Australian Company Number	Australian Business Number
009 069 005	25 009 069 005

* denotes Australian resident.

SAMSON OIL & GAS LIMITED

Directors’ Report

Your directors submit their report on Samson Oil & Gas Limited and its consolidated entities (the “Consolidated Entity” or “Samson”) for the half-year ended 31 December 2016. All amounts are in United States Dollars (US$), unless otherwise indicated.

Directors

The names of the company’s directors in office during the half-year and until the date of this report are as follows. Directors were in office for this entire period unless otherwise stated.

Mr Terence Maxwell Barr – Managing Director

Dr Peter Hill – Chairman (appointed 27 January 2016)

Mr Greg Channon* (appointed 27 January 2016)

Mr Denis Rakich* (appointed 27 January 2016)

* denotes Australian resident

Principal Activities

The principal continuing activities during the half-year of entities within the Consolidated Entity were oil and gas exploration, development and production in the United States of America.

Review and Results of Operations

The Consolidated Entity’s net loss after tax for the half-year was $2.1 million compared to a loss of $15.9 million for the half-year ended 31 December 2015. The net loss in the current year relates in part to loss on derivatives of $1.0 million and finance costs of $1.2 million.

During the period, the Consolidated Entity also recognised other income of $1.7 million. This relates to the sale of the North Stockyard property.

Acquisition

Foreman Butte Project, North Dakota and Montana

During the six months ended 31 December 2016, the Company completed workovers on two wells in the Forman Butte field to test the effectiveness of two different workover techniques.

The Company completed a mutli-stage acid stimulation job on the Maris 1-16H well. This placed 4,600 barrels of hydrochloric acid into the wellbore. In addition to other water based fluids, 4,200 barrels of diversion agent, spares and pads necessary to complete the placement of acid in 19 stages across 5 zones.

The Evans 1-10H fresh water cleanout operation involved pumping 4,000 barrels of water into the wellbore to remove any blockages and salt deposits potentially blocking the well bore or reducing production.

While the initial results of the multi-stage acid stimulation on the Maris 1-16H well are inconclusive, due to an emulsion now being produced with the oil, the fresh water cleanout of the Evans 1-10H well was a success in that it created a two times uplift in production. These two wells are horizontal open hole completions in the Ratcliffe Member of the Mississippian Madison Formation, which is predominantly a limestone reservoir.

The Company plans to continue to assess the results of both the acid stimulation and the fresh water clean out, however it currently appears as if the remaining 18 wells to be worked over in Foreman Butte Field would be better suited for fresh water cleanouts rather than multi-stage acid stimulations. Importantly a fresh water clean out is substantially less expensive ($100,000) than an acid stimulation ($500,000).

SAMSON OIL & GAS LIMITED

Directors’ Report

The Company is continuing with its workover operations to return several shut-in wells back to production in the Foreman Butte Project. A fluid-level/production efficiency study has been completed on all the wells in the field to optimize well pump efficiency. The Company has discovered that many of the wells have sub-performing pump stroke lengths and/or improperly sized pumping units as evidenced from high-fluid levels located inside the wells. Concurrently, a number of wells with behind-pipe pay zones have been identified as recompletion candidates. These recompletions, well optimizations, and several fresh-water cleanout jobs will commence this quarter and should result in a substantial increase in production.

Additionally, two new horizontal laterals are currently being planned to be drilled out of the Maris 1-16H wellbore this spring. The first will test the Ratcliffe Formation of the Mississippian Madison Group. The second will test the Mission Canyon Formation of the Mississippian Madison Group. The lateral in the Ratcliffe Formation will help define the pressure depletion radius from the existing producing wellbores which will ultimately determine the number of PUD’s (proven undeveloped drilling locations) we can drill in this reservoir. Third-party pressure modelling of the Ratcliffe reservoir shows that relatively high reservoir pressure resides approximately 500 feet away from the Maris 1-16 surface location. It is estimated that this new lateral could produce at around 300 BOPD if the third-party pressure modelling proves to be correct. The second lateral in the Mission Canyon Formation will test an undeveloped reservoir that could prove up a new oil field with the potential for many additional well locations.

Operational

North Stockyard Oilfield

The six months ended 31 December 2016, the Company sold its interest in the North Stockyard field for $15 million. The carrying value of this asset was $13.3 million at the time of the sale and the Company recognised a profit on sale of assets of $1.7 million after allowing for expenses. The effective date of this transaction was 30 October 2016, after this date, revenue and expenses ceased to accrue to the Company.

Exploration

Hawk Springs Project, Goshen County, Wyoming

Bluff #1-11 well

Samson 37.5% BPO Working Interest in the 1st Bluff Prospect well

The Bluff Prospect, in Samson’s Hawk Spring project in Goshen County, Wyoming commenced drilling June 2014 to test multiple targets in the Permian and Pennsylvanian sections. The well reached a total depth of 9,000 feet after intersecting the pre-Cambrian basement. Various oil shows were observed in the Cretaceous, Jurassic, Permian and Pennsylvanian intervals while drilling.

A recompletion in the Bluff #1-11 well will be attempted in April 2017. The Jurassic Canyon Springs formation will be perforated and flow tested first. If this unsuccessful, the Cretaceous Dakota Formation will subsequently be perforated and flow tested. This well will be plugged and abandoned should these two operations be unsuccessful.

Cane Creek Project, Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

Samson 100% Working Interest

On 5 November 2014, the Company entered into an Other Business Arrangement (“OBA”) with the Utah School and Institutional Trust Lands Administration (“SITLA”) covering approximately 8,080 gross/net acres located in Grand and San Juan Counties, Utah, all of which are administered by SITLA. The Company was granted an option period for two years in order to enter into a Multiple Mineral Development Agreement (“MMDA”) with another company who hold leases to extract potash in an acreage position situated within the project area. In November 2015, the Company paid an extension fee of $40,000 in order to extend the option period to December 2016. In November 2016, the Company paid a further extension fee of $40,000 in order to extend the option period to December 2017.

SAMSON OIL & GAS LIMITED

Directors’ Report

Subsequently, the MMDA has been finalized and executed by both parties. Upon entering into the MMDA, SITLA is obligated to deliver oil and gas leases covering the project area at cost of $75 per acre to the Company.

SignifIcant changes in the state of afFairs

There were no significant changes in the state of affairs of the Consolidated Entity during the financial half-year.

Auditor’s Independence Declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 19.

This report is made in accordance with a resolution of directors, pursuant to section 306(3)(a) of the Corporations Act 2001.

On behalf of the directors

/s/ Terry Barr

T. M. Barr

Director

Denver, Colorado

15 March 2017

SAMSON OIL & GAS LIMITED

consOLIDATED STATEMENT OF profit or loss and other COMPREHENSIVE INCOME

For the half-year ended 31 December 2016

	NOTE	Half-year ended 31 December

		2016	2015
		$	$
Revenue from continuing operations

Sale of oil and gas	3(a)	6,982,574	4,776,329
Total revenue		6,982,574	4,776,329

Cost of sales	3(a)	(5,750,080)	(5,623,236)

Gross profit		1,232,494	(846,907)

Other income	3(a)	1,748,018	1,472,361

Finance costs	3(c)	(1,239,577)	(492,918)
Impairment expense	4	(244,480)	(9,785,495)
Loss on derivative instruments		(1,045,148)	-
Exploration expense		(24,545)	(4,192,719)
General and administration expenses	3(b)	(2,539,542)	(2,036,829)
Loss before income tax		(2,112,780)	(15,882,507)
Income tax benefit		-	-
Net loss after income tax for the year attributable to owners of Samson Oil & Gas Limited		(2,112,780)	(15,882,507)

Other comprehensive expense
Items that may be reclassified to profit and loss
Net foreign currency translation differences		(10,243)	(64,160)

Total comprehensive expense for the period attributable to equity holders of the parent		(2,123,023)	(15,946,667)

Basic loss per share (cents) from continuing operations attributable to ordinary equity holders of the Company
Basic loss per share (cents)		(0.07)	(0.56)
Diluted loss per share (cents)		(0.07)	(0.56)

The above Consolidated Statement of Profit or Loss and Other Comprehensive Income should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consOLIDATED BALANCE SHEET

As at 31 December 2016

	NOTE	31-Dec-16	30-Jun-16

		$	$

Current assets
Cash and cash equivalents		1,554,198	2,654,812
Trade and other receivables		2,641,012	1,996,344
Tax receivable		15,188	-
Oil inventory		219,288	463,768
Prepayments	5	320,390	183,305
Assets held for sale	7	-	13,798,987
Total current assets		4,750,076	19,097,216

Non-current assets
Other receivables		82,309	139,552
Restricted cash		450,000	450,000
Plant and equipment		322,805	308,474
Exploration and evaluation assets	6	261,103	220,703
Oil and gas properties	7	32,293,088	31,827,573
Total non-current assets		33,409,305	32,946,302
Total assets		38,159,381	52,043,518

Current liabilities
Trade and other payables		5,106,921	5,958,285
Provisions		-	300,000
Borrowings	10	23,001,609	15,546,428
Derivative Instruments	8	1,989,336	1,671,654
Total current liabilities		30,097,866	23,476,367

Non-current liabilities
Derivative instruments	8	1,006,580	1,233,077
Borrowings	10	-	18,665,227
Provisions		3,271,370	3,011,150
Total non-current liabilities		4,277,950	22,909,454
Total Liabilities		34,375,816	46,385,821

Net assets		3,783,565	5,657,697

Equity

Contributed equity	12	99,648,913	99,523,411
Accumulated losses		(102,183,086)	(100,070,306)
Reserves		6,317,738	6,204,592
Total equity		3,783,565	5,657,697

The above Consolidated Balance Sheet should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consolidated Cash Flow Statement

for the half-year ended 31 December 2016

	Half-year ended 31 December

	2016	2015
	$	$
Cash flows from operating activities

Receipts from customers and debtors	6,752,951	6,543,082
Payments to suppliers and employees	(6,594,906)	(5,738,780)
Payments for derivative instruments	(699,606)	109,684
Interest received	276	2,188
Net cash (outflows)/inflows from operating activities	(541,285)	916,174

Cash flows from investing activities
Proceeds from sale of assets	14,101,512	-
Cash paid for oil and gas properties and development	(2,007,220)	(1,558,976)
Payments for exploration and evaluation	(64,945)	(314,639)
Net cash inflows/(outflows) from investing activities	12,029,347	(1,873,615)

Cash flows from financing activities
Repayment of borrowings	(11,597,443)	-
Proceeds from exercise of options	-	1,475
Proceeds from borrowings	-	301,000
Interest paid	(954,923)	(398,837)
Payments associated with issue of share capital	(34,004)	-
Net cash outflows from financing activities	(12,586,370)	(96,362)

Net decrease in cash and cash equivalents held	(1,098,308)	(1,053,803)

Effects of foreign exchange on cash balances	(2,306)	(65,628)
Cash and cash equivalents at beginning of period	2,654,812	2,062,720
Cash and cash equivalents at end of period	1,554,198	943,289

The above Consolidated Cash Flow Statement should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consolidated Statement of Changes in Equity

for the half-year ended 31 December 2016

	Contributed Equity	Accumulated Losses	Foreign Currency Translation Reserve	Share Based Payments Reserve	Equity Reserves	Total
	$	$	$	$	$	$
At 1 July 2015	98,296,001	(88,703,374)	2,094,038	5,276,872	(1,097,780)	15,865,757
Loss for the period	-	(15,882,507)	-	-	-	(15,882,507)
Other comprehensive expense	-	-	(64,160)	-	-	(64,160)
Total comprehensive expense for the period	-	(15,882,507)	(64,160)	-	-	(15,946,667)
Issue of share capital	1,475	-	-	-	-	1,475
At 31 December 2015	98,296,001	(104,585,881)	2,029,878	5,276,872	(1,097,780)	(80,910)

At 1 July 2016	99,523,411	(100,070,306)	2,025,500	5,276,872	(1,097,780)	5,657,697
Loss for the period	-	(2,112,780)	-	-	-	(2,112,780)
Other comprehensive expense	-	-	(10,243)	-	-	(10,243)
Total comprehensive expense for the period	-	(2,112,780)	(10,243)	-	-	(2,123,023)
Share based payments	159,506	-	-	123,389	-	282,895
Costs associated with issue of share capital	(34,004)	-	-	-	-	(34,004)
At 31 December 2016	99,648,913	(102,183,086)	2,015,257	5,400,261	(1,097,780)	3,783,565

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

1.	Corporate Information

The condensed consolidated interim financial report of Samson Oil & Gas Limited (“the Company”) and its controlled entities together, the “Consolidated Entity” for the half-year ended 31 December 2016 was authorised for issue in accordance with a resolution of the directors on 15 March 2017.

Samson Oil & Gas Limited is a company incorporated in Australia and limited by shares, which are publicly traded on the Australian Stock Exchange (ASX code “SSN”).

On 7 January 2008 the Company commenced trading of its American Depositary Shares (“ADS’s”) on the NYSE Mkt (previously known as NYSE Amex). Each ADS represents 20 ordinary Samson shares.

2.	BASIS OF PREPARATION OF HALF-YEAR REPORT

The half-year consolidated financial report has been prepared in accordance with the requirements of the Corporations Act 2001 and Accounting Standard AASB 134 Interim Financial Reporting.

The half-year financial report does not include all notes of the type normally included within the annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 30 June 2016 and any public announcements by Samson Oil & Gas Limited during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial reporting year and corresponding interim reporting period.

The financial report is presented in United States Dollars (US$).

New and amended standards adopted by the group

New or amended Accounting Standards and Interpretations adopted

The Consolidated Entity has adopted all of the new or amended Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (‘AASB’) that are mandatory for the current reporting period.

Going concern

These financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realisation of assets and settlement of liabilities in the normal course of business.

As disclosed in the financial statements, the Consolidated Entity incurred a net loss of $2,112,780 and had net cash outflows from operating activities of $541,285, for the half year ended 31 December 2016. As at that date, the Consolidated Entity had net current liabilities of $25,347,790. The Consolidated Entity’s ability to continue as a going concern is dependent on the renegotiation of its finance facilities and in the absence of a successful renegotiation, the divestment of assets.

These factors indicate material uncertainty which may cast significant doubt as to whether the Consolidated Entity will continue as a going concern and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the financial report.

The Directors believe that it is reasonably foreseeable that the Consolidated Entity will continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report after consideration of the following factor:

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

-	The Consolidated Entity has current borrowings payable under their credit facility and other borrowings of $23,001,609. Samson is currently negotiating with the Mutual of Omaha Bank in an effort to re-negotiate the terms of their facility, including the ability to draw down additional funds. While there can be no guarantee that the Consolidated Entity will be successful in negotiating a revision to its facility, the Directors are confident of a positive outcome, be it with Mutual of Omaha or another lending group. In the event the Consolidated Entity is unsuccessful in its attempt to renegotiate the finance facility, the Consolidated Entity could investigate a potential divestment of its recently acquired producing and non-producing wells in the Madison and Ratcliffe formations in North Dakota and Montana, formerly the Forman Butte Project.

Accordingly, the Directors believe that the Consolidated Entity will be able to continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report.

The financial report does not include any adjustments relating to the amounts or classification of recorded assets or liabilities that might be necessary if the Consolidated Entity does not continue as a going concern.

3.	REVENUE, INCOME AND EXPENSES

	Half-year ended 31 December
	2016	2015
Revenue, income and expenses from operations	$	$
(a) Revenue
Sale of oil and gas
Oil sales	6,747,723	4,320,823
Gas sales	208,278	426,959
Other	26,573	28,547
	6,982,574	4,776,329

Cost of sales
Lease operating expenses	5,060,846	2,831,170
Depletion of oil and gas properties	689,234	2,792,066
	5,750,080	5,623,236

Other Income
Finance revenue	276	2,202
Other	-	17,902
Gain on sale of asset *	1,747,742	-
Gain on movement in derivative instruments	-	572,569
Recoupment of costs previously expensed as a result of litigation	-	879,688
	1,748,018	1,472,361

* During the six months ended 31 December 2016, the Company sold its interest in the North Stockyard field for $15 million. The carrying value of the asset was $13.3 million at the time of the sale. The Consolidated Entity recognised a profit on sale of assets of $1.7 million after allowing for expenses. The effective date of the transaction was 30 October 2016, and subsequent there to, revenue and expenses attached to this asset ceased to accrue against the Consolidated Entity.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

3.	REVENUE, INCOME AND EXPENSES (cont)

	Half-year ended 31 December

	2016	2015
(b) Expenses	$	$
Employee entitlement	1,287,168	1,091,963
Depreciation	72,870	64,309
Consultants fees	193,326	137,114
Lease payments	83,863	84,775
Travel and accommodation	66,714	61,751
Insurance	164,761	162,153
Assurance and Advisory	306,915	68,820
Investor Relations	52,310	142,841
Legal fees	55,394	153,090
Filing and listing fees	33,242	2,334
Other	222,979	67,679
Total	2,539,542	2,036,829

(c) Finance Costs
Interest expense	966,648	386,396
Amortisation of borrowing costs	133,698	70,972
Accretion of asset retirement obligation	139,231	35,550
	1,239,577	492,918

4.	Impairment

	Half-year ended 31 December

	2016	2015
	$	$

Impairment expense	244,480	9,785,495

During the period, the Consolidated Entity recognised impairment expense of $0.2 million. This related to the carrying value of our oil inventory purchased in the Foreman Butte acquisition.

An independent review by the Consolidated Entity’s reserve engineers, Netherland Sewell Associates Inc. was performed to assess the recoverable amount based on the net present value of the Consolidated Entity’s assets on a field by field basis (by cash generating unit). The factors used to determine net present value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk associated with realizing the projected cash flows. The discount rate used to assess the recoverable amount (based on the fair value less cost of disposal) was 10%. Samson’s current cost of debt is 3.98%, which is calculated as the LIBOR rate plus 3.75%.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

5.	prepayments

	31-Dec-16	30-Jun-16
	$	$

Other prepayments	320,390	183,305
	320,390	183,305

6.	Exploration and evaluation assets

	31-Dec-16	30-Jun-16
	$	$

Balance at beginning of period	220,703	3,880,220
Costs capitalised during the period	40,400	508,111
Costs expensed during the period	-	(4,167,628)
Balance at the end of the period	261,103	220,703

The exploration and evaluation costs capitalized in the current year relates to expenditure incurred in relation to the Consolidated Entity’s Cane Creek project, in Grand and San Juan counties, Utah.

During the prior period, $4.2 million of previously deferred costs were expensed to the Income Statement. $1.3 million related to the Bluff well in the Hawk Spring project, $2.4 million relates to leasehold costs with respect to the Hawk Springs project, $0.5 million relates to work performed on the Spirit of America 1 and 11 wells in the Hawk Springs project and $0.1 million relates to the Badger well in the South Prairie project. This well was drilled during the period and failed to produce economic quantities of hydrocarbons.

The recoverability of the carrying value of deferred exploration and evaluation expenditure is dependent on the successful exploitation, or alternatively sale, of the respective areas of interest.

7.	oil and gas properties

	31-Dec-16	30-Jun-16
	$	$
Current Assets
Assets held for sale	-	13,798,987

Non Current Assets
Oil and Gas Properties	46,319,084	45,215,057
Accumulated Depletion and Impairment	(14,025,996)	(13,387,484)
	32,293,088	31,827,573

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

8.	derivatives

The Company enters into derivative contracts, primarily collars, swaps and option contracts, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the balance sheet at fair value. The Company has elected not to apply hedge accounting to any of its derivative transactions and consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

At 31 December 2016, the Company’s commodity derivative contracts consisted of collars and fixed price swaps, which are described below:

Collar Collars contain a fixed floor price (put) and fixed ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, the Company receives the fixed price and pays the market price. If the market price is between the call and the put strike price, no payments are due from the either party.

Fixed price swap The Company receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume.

All of the Company’s derivative contracts are with the same counterparty and are shown on a net basis on the Balance Sheet. The Company’s counterparty has entered into an inter-creditor agreement with Mutual of Omaha Bank, the provider of the Company’s credit facility, as such, no additional collateral is required by the counterparty.

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. There is an established fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, but are either directly or indirectly observable as of the reported date and for substantially the full term of the instrument. Inputs may include quoted prices for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

	Fair Value at 31 December 2016

	Level 1	Level 2	Level 3	Netting (1)	Total
Current Assets
Derivative instruments	-	27,040	-	(27,040)	-

Non Current Assets
Derivative instruments	-	364,425	-	(364,425)	-

Current Liability
Derivative instruments	-	2,016,376	-	(27,040)	1,989,336

Non Current Liability
Derivative instruments	-	1,371,005	-	(364,425)	1,006,580

	Fair Value at 30 June 2016

	Level 1	Level 2	Level 3	Netting (1)	Total
Current Assets
Derivative instruments	-	136,726	-	(136,726)	-

Non Current Assets
Derivative instruments	-	220,316	-	(220,316)	-

Current Liability
Derivative instruments	-	1,808,380	-	(136,726)	1,671,654

Non Current Liability
Derivative instruments	-	1,453,393	-	(220,316)	1,233,077

(1) Financial assets and liabilities are offset and the net amount reported in the balance sheet where the Consolidated Entity currently has a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. Agreements with derivative counterparties are based on an ISDA Master Agreement. Under the terms of these arrangements, only where certain credit events occur (such as default), the net position owing/ receivable to a single counterparty in the same currency will be taken as owing and all the relevant arrangements terminated.

9.	DIVIDENDS PAID AND PROPOSED

No dividends have been paid or declared by the Company during the half-year or to the date of this report (half-year ended 31 December 2015: Nil).

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

10.	borrowings

	31-Dec-16	30-Jun-16
Current	$	$
Credit Facility with Mutual of Omaha	18,902,557	11,500,000
Promissory note from Oasis Petroleum	4,300,142	4,046,428
less deferred borrowing costs	(201,090)	-
	23,001,609	15,546,428

Non - Current
Credit Facility with Mutual of Omaha	-	18,665,227
	-	18,665,227

Borrowings have been classified as a current liability for the period ended 31 December 2016. The promissory note from Oasis Petroleum is due for repayment 31 March 2017 ($4,300,142) and the credit facility with Mutual of Omaha Bank is due 31 October 2017 ($18,902,557).

In addition, as at 31 December 2016, the Consolidated Entity was in breach of its general and administrative covenant relating to its credit facility with the Mutual of Omaha Bank.

As a result of the above, the amount of $18,902,557 is due and payable to the Mutual of Omaha, as at the reporting date. Whilst the Mutual of Omaha have not called upon the debt it is payable on demand.

The Consolidated Entity is currently negotiating with the Mutual of Omaha Bank to increase and extend the current facility based on the Company’s 31 December 2016 reserve report. The Directors anticipate completion by 31 March 2017. If successful, the increased facility will be used to repay the Oasis promissory note when it falls due on 31 March 2017.

The current borrowing base is $20 million, of which $18.9 million was drawn as at 31 December 2016. The Consolidated Entity drew down a further $1 million in February 2017.

11.	CONTINGENCIES and commitments

Contingencies

There are no unrecorded contingent assets or liabilities in place for the Consolidated Entity at balance date (2015: $nil).

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

12.	contributed equity

Issued and paid up capital

	31-Dec-16	30-Jun-16
	$	$
Ordinary fully paid shares	99,648,913	99,523,411

Movements in contributed equity for the year	31-Dec-16
	No. of shares	$

Opening balance	3,215,854,701	99,523,411
Shares issued (i)	67,005,600	231,139
Less shares withheld	(15,256,600)	(71,633)
Transaction costs incurred	-	(34,004)
Shares on issue at balance date	3,267,603,701	99,648,913

Shares to be issued as part of Kestrel acquisition (ii)	65,000	-
Closing Balance	3,267,668,701	99,648,913

(i)	During the six months ended 31 December 2016, the Company issued 67,005,600 ordinary shares to Directors and employees in lieu of salary following the salary cuts taken from 1 August 2015 to 31 August 2016. The shares were valued on the day the shareholders approved the issue. Certain shares were withheld in order to pay the tax liability in the United States for US based employees and Directors. These shares will be held as Treasury Stock.

(ii)	In prior years, shares were issued to Kestrel shareholders as part of the offer to non-US resident shareholders whereby they received five Samson shares for every one Kestrel share held. The Samson share price on the acceptance date of the offer was deemed to be the fair value of the share. As at balance date acceptances had been received for 65,000 (2015:65,000) shares which have not yet been issued. These shares will be issued upon the presentation of Kestrel Share Certificates by the owner of the shares.

Share issue costs of $34,004 were incurred (half-year ended 31 December 2015:$nil).

The Company also issued 320,000,000 options to employees and Directors. 48,000,000 options have an exercise price of $0.007 and expiry date of 17 November 2026. 272,000,000 options have an exercise price of $0.0055 and expiry date of 17 November 2026. All options vest on 17 November 2017, assuming the employee or Director is still employed by the Company. The expense associated with the issue of the options will be recognised on a straight line basis over the vesting period.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

At the end of the half-year there were 640,615,486 (June 2016: 320,615,486) unissued ordinary shares in respect of which options were outstanding. Option holders do not have any right by virtue of the option to participate in any share issue of the Company or any related body corporate.

2016
Options	Balance at			Expired/	Balance at
	the start of			forfeited/	the end of
	the period	Granted	Exercised	other	the period

	320,615,486	320,000,000	-	-	640,615,486
	320,615,486	320,000,000	-	-	640,615,486

Options	Exercise	Exercise
	Price	Price
	$0.007	$0.0055
Amount granted	48,000,000	272,000,000
Amount expensed	*$18,396	*$104,993
FV of Options	$134,902	$769,935

  * Expense associated with the issue of options recognised on a straight line bases over the vesting period

13.	OPERATING SEGMENTS

The Company has considered the requirements of AASB8 – Operating Segments and has identified its operating segments based on the internal reports that are reviewed and used by the board of directors (chief operating decision makers) in assessing performance and determining the allocation of resources.

During the financial period, the Company operated in one operating segment being oil and gas exploration, development and production in the United States of America.

14.	events after the balance sheet date

Since the end of the half-year, the directors are not aware of any other matters or circumstances not otherwise dealt with in the report or financial statements that have, or may significantly affect the operations, the results of the operations, or the state of affairs of the Company or the Group in the subsequent financial year.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2016

In the directors’ opinion:

•	The attached financial statements and notes thereto comply with the Corporations Act 2001, Accounting Standard AASB 134 ‘Interim Financial Reporting’, and the Corporations Regulations 2001 mandatory professional reporting requirements;

•	The attached financial statements and notes thereto give a true and fair view of the Consolidated Entity’s financial position as at 31 December 2016 and of its performance for the financial half-year ended on that date; and

•	There are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors made pursuant to section 303(5)(a) of the Corporations Act 2001.

/s/ Terry Barr

T. M. Barr

Director

Denver, Colorado

15 March 2017

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the review of the financial report of Samson Oil & Gas Limited for the half-year ended 31 December 2016, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i)       the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

(ii)       any applicable code of professional conduct in relation to the review.

/s/ RSM Australia Partners

RSM AUSTRALIA PARTNERS

/s/ J A Komninos

Perth, WA	J A KOMNINOS
Dated: 15 March 2017	Partner

INDEPENDENT AUDITOR’S REVIEW REPORT

TO THE MEMBERS OF

SAMSON OIL & GAS LIMITED

We have reviewed the accompanying half-year financial report of Samson Oil & Gas Limited, which comprises the consolidated balance sheet as at 31 December 2016, and the consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the directors’ declaration of the consolidated entity comprising the company and the entities it controlled at the half-year end or from time to time during the half-year.

Directors’ Responsibility for the Half-Year Financial Report

The directors of the company are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express a conclusion on the half-year financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the consolidated entity’s financial position as at 31 December 2016 and its performance for the half-year ended on that date; and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Samson Oil & Gas Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations act 2001, which has been given to the directors of Samson Oil & Gas Limited, would be in the same terms if given to the directors as at the time of this auditor’s report.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of Samson Oil & Gas Limited is not in accordance with the Corporations Act 2001 including:

(a)	giving a true and fair view of the consolidated entity’s financial position as at 31 December 2016 and of its performance for the half-year ended on that date; and

(b)	complying with Accounting Standard AASB 134 Interim Financial Reporting and Corporations Regulations 2001.

Material uncertainty related to going concern

We draw attention to Note 2 to the financial statements, which indicates that the consolidated entity incurred a net loss of $2,112,780 and had net cash outflows from operating activities of $541,285 for the half-year ended 31 December 2016. As at that date, the consolidated entity had net current liabilities of $25,347,790. These conditions, along with other matters as set forth in Note 2, indicate the existence of a material uncertainty which may cast significant doubt about the consolidated entity’s ability to continue as a going concern and therefore, the consolidated entity may be unable to realise its assets and discharge its liabilities in the normal course of business. Our opinion is not modified in respect of this matter.

/s/ RSM Australia Partners

RSM AUSTRALIA PARTNERS

/s/ J A Komninos

Perth, WA	J A KOMNINOS
Dated: 16 March 2017	Partner